Exhibit 10.35

Execution Copy

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of April 14, 2005 (this “Agreement”), is executed by and between GLOBAL ENERGY, INC, an Ohio corporation (the “Borrower”), which has its chief executive office located at 312 Walnut Street, Cincinnati, Ohio, 45202, and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), whose address is 135 South La Salle Street, Chicago, Illinois 60603.

RECITALS:

A. The Borrower desires to borrow funds and obtain other financial accommodations from the Bank.

B. Pursuant to the Borrower’s request, the Bank is willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Bank, and the Bank agrees to lend to the Borrower, subject to and upon the following terms and conditions:

AGREEMENTS:

Section	1. DEFINITIONS.

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Bank, any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Acquisition” means the acquisition by Borrower of the Coal Reserves pursuant to and in substantial accordance with the terms and provisions of the Coal Reserve Purchase Agreement.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrower or any Restricted Subsidiary to any Person (other than the Borrower or any Restricted Subsidiary) of any asset or right of the Borrower or any Restricted Subsidiary (including, with respect to the Collateral only, the loss, destruction or damage of any material portion thereof or any condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business, (c) Dispositions of obsolete or worn out property in the ordinary course of business, (d) Dispositions in an aggregate amount not to exceed $500,000 in any fiscal year, and (e) Dispositions of the Capital Securities of an Unrestricted Subsidiary.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower or any Subsidiary with the Bank or any Affiliate of the Bank concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or any Restricted Subsidiary to the Bank or any Affiliate of the Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrower or any Subsidiary by the Bank or any Affiliate of the Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Market Notes” means notes issued by Borrower in the aggregate original principal amount of approximately $140,000,000 and rated by Standard & Poor’s Ratings Services, Inc. and/or Fitch IBCA, Inc., the proceeds of which will be used by Borrower to repay the Obligations and to finance an expansion of and capital improvements to the Coal Gasification Plant by Wabash River.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-1 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with the Bank, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Bank.

“Change in Control” shall mean the occurrence of any of the following events: (a) any of the shareholders of Borrower shall cease to own and control, directly or indirectly, 100% of the outstanding Capital Securities of the Borrower owned by such Person on the date hereof; (b) the Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Restricted Subsidiary; (c) the granting by any existing shareholder of Borrower, directly or indirectly, of a security interest in its ownership interest in the Borrower, which could result in a change in the identity of the entities in control of the Borrower, (d) Wabash River shall cease to own and control at least 50% of the outstanding Capital Securities of SG Solutions, or (e) H. H. Graves fails to hold the offices and perform the functions of President and Chief Executive Officer of Borrower, substantially as performed by him as of the date hereof. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

“Closing Date” means April 14, 2005.

“Coal Gasification Plant” means the existing Integrated Gasification Combined Cycle coal gasification plant owned by SG Solutions and located in Terre Haute, Indiana.

“Coal Reserve Purchase Agreement” means that certain Fuel Reserve Agreement dated as of January 20, 2004 by and between Borrower and Midwest Minerals, Inc., an Indiana corporation, as amended by that certain Amendment I Fuel Reserve Agreement dated as of January 19, 2005, and as hereafter amended, modified, supplemented and in effect, together with all documents, certificates, schedules and agreements delivered in connection therewith.

“Coal Reserves” means the estates, interests and mineral rights to approximately 50 million tons of recoverable coal reserves to be acquired by Borrower pursuant to the Coal Reserve Purchase Agreement, and, as the context requires, the land upon or within which such reserves are located, as more particularly described in the Coal Reserve Purchase Agreement.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2.0%).

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Extension Request” means an request made by Borrower, in writing, to the Bank to extend the Term Loan Maturity Date for an additional period of six months, such request to be made by Borrower on or before 30 days prior to the then effective Term Loan Maturity Date but not sooner than August 1, 2005, and which request shall be irrevocable once made but may be consented to by the Bank in its sole and absolute discretion and which may be subject to such further conditions, credit approval procedures, documentation requirements and due diligence as the Bank may require in its sole and absolute discretion. An Extension Request, in and of itself, shall not be deemed an agreement or commitment by Borrower to any additional or different terms upon which any extension is conditioned by the Bank.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. The Bank’s determination of such rate shall be binding and conclusive absent manifest error.

“Funded Debt” shall mean, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporation, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“Liabilities of Record” is defined in Section 7.26 hereof.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including, without limitation, an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity Event” means the issuance of the Capital Market Notes, the consummation of any Material Financing Transaction or the occurrence of any Plant Collateral Impairment. For purposes of this definition a “Material Financing Transaction” means, with respect to Borrower or any Restricted Subsidiary, any loan or financing transaction (including securitizations), any sale leaseback transaction, any public offering or any private placement or exempted offering of any debt or equity securities (including, without limitation, the issuance and sale of Capital Securities of Borrower or of a Restricted Subsidiary), or any transaction similar to any of the foregoing (whether undertaken individually or in a series of transactions), with respect to which Borrower or any Restricted Subsidiary realizes net proceeds in excess of $4,000,000, and a “Plant Collateral Impairment” shall be deemed to occur at any time in which SG Solutions shall sell, transfer or encumber any of its material assets or permit or suffer the existence of any material Lien or material encumbrance upon its assets, including specifically the Coal Gasification Plant, which Lien or encumbrance did not exist as of the date hereof, or otherwise enters into an agreement to do any of the foregoing (except in connection with the issuance of the Capital Market Notes).

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower, any guarantor or any of its Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower or of any of its Restricted Subsidiaries, (b) a material impairment of the ability of the Borrower or any of its Restricted Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against the Borrower and its Restricted Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document, or (iv) the rights or remedies of the Bank under any Loan Document.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Term Loan);

(b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions; and

(c) with respect to any issuance of Debt, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.7(a) hereof.

“Obligations” shall mean the Term Loan, as evidenced by the Term Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower to the Bank under this Agreement and any other Loan Document, including any reimbursement obligations of the Borrower in respect of Letters of Credit and surety bonds, all Hedging Obligations of the Borrower which are owed to the Bank or any Affiliate of the Bank, and all Bank Product Obligations of the Borrower (but only so long as the other Obligations remain unpaid and all commitments of the Bank under this Agreement have not been fully terminated), all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof.

“Obligor” shall mean the Borrower, any Subsidiary of the Borrower, any guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Organizational Identification Number” means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of incorporation of the Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b)

Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date; (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding five hundred thousand dollars ($500,000) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 11.8 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (f) subject to the limitation set forth in Section 9.1(g), Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (g) subject to the limitation set forth in Section 9.1(h), Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; (h) Liens granted to the Bank hereunder and under the Loan Documents; (i) bankers’ liens, rights of set off and similar Liens on deposits and accounts arising in the ordinary course of business, (j) Liens on the Capital Securities of any Unrestricted Subsidiary; and (k) Liens securing Indebtedness permitted pursuant to Section 9.1 hereof.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“Restricted Subsidiary” means any Wholly-Owned Subsidiary other than an Unrestricted Subsidiary and, for avoidance of doubt, shall include Wabash River.

“Second Installment Closing Date” is defined in Section 2.2 hereof.

“SG Solutions” means SG Solutions LLC, an Indiana limited liability company, the Capital Securities of which are owned equally by Wabash River and by Wabash Valley Power Association, a not-for-profit electric cooperative.

“Subordinated Debt” shall mean that portion of the Debt of the Borrower which is subordinated to the Obligations in a manner satisfactory to the Bank, including, but not limited to, right and time of payment of principal and interest.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term Interest Rate” shall mean a floating per annum rate of interest equal to the Prime Rate plus one percent (1.00%).

“Term Loan” shall mean the direct advance made by the Bank to the Borrower in the form of a Term Loan under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

“Term Loan Commitment” shall mean Four Million and 00/100 Dollars ($4,000,000.00).

“Term Loan Mandatory Prepayment” shall have the meaning set forth in Section 2.2(d) hereof.

“Term Loan Maturity Date” shall mean the earliest to occur of (i) the date of any Liquidity Event, (ii) October 14, 2005, if an Extension Request is not made or granted and April 14, 2006 if an Extension Request has been made and granted, and (iii) any earlier date on which the Obligations are declared due and payable in accordance with the terms of this Agreement.

“Term Note” shall mean a term note in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the Term Loan Commitment and maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“United States Treasury Securities” means actively traded United States Treasury bonds, bills and notes.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Unrestricted Subsidiary” means, collectively, or individually, as the context may require, Lima Energy Co., an Ohio corporation, Gasification Engineering Corp., an Ohio corporation, and Kentucky Pioneer Energy LLC, a Kentucky limited liability company.

“Voidable Transfer” shall have the meaning set forth in Section 13.21 hereof.

“Wabash River” means Wabash River Energy, Ltd., an Indiana corporation and a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which the Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section	2. COMMITMENT OF THE BANK.

2.1 Reserved.

2.2 Term Loan.

(a) Term Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make a Term Loan equal to the Term Loan Commitment. The Term Loan shall be advanced in two installments: $2,000,000 on the Closing Date, upon full satisfaction of the conditions precedent set forth in Section 3.1 hereof, and the remaining principal amount of $2,000,000 (the “Second Installment”), in one installment on the date the conditions set forth in Section 3.2 are fully satisfied (such date, the “Second Installment Closing Date”). Both installments shall constitute one term loan made by the Bank pursuant to the terms hereof. The Term Loan shall be used by the Borrower for the purposes set forth in Section 9.11 hereof only. The Term Loan may be prepaid in whole or in part at any time without penalty, but shall be due in full on the Term Loan Maturity Date.

(b) Term Loan Interest and Payments. Except as otherwise provided in this Section 2.2(b), the principal amount of the Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate. Accrued and unpaid interest on the principal balance of the Term Loan outstanding from time to time shall be due and payable quarterly, in arrears, commencing on July 1, 2005 and continuing on the first day of each quarter thereafter, and on the Term Loan Maturity Date. Any amount of principal or interest on the Term Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c) Term Loan Interest and Principal Payments. The outstanding principal balance of the Term Loan shall be repaid in full, in cash, together with all then accrued and unpaid interest on the Term Loan Maturity Date, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. Principal amounts repaid on the Term Note may not be borrowed again.

(d) Term Loan Mandatory Prepayment. The Borrower shall make a prepayment (the “Term Loan Mandatory Prepayment”) of the outstanding principal amount of the Term Loan until paid in full concurrently with the receipt by the Borrower or by any Restricted Subsidiary of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds (provided, however, that the foregoing is not intended and shall not be construed as permitting or otherwise consenting to the Disposition of any assets constituting part of the Collateral, including any Coal Reserves, not otherwise expressly permitted hereunder).

(e) Term Loan Optional Prepayments.

(i) Provided that no Event of Default then exists under this Agreement or the Term Loan, the Borrower may voluntarily prepay the principal balance of the Term Loan, in whole or in part at any time on or after the date hereof, subject to the following conditions:

(A) Not less than three (3) days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Bank written notice of its intention to prepay the Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date (the “Term Loan Prepayment Date”);

(B) The Borrower shall pay to the Bank all accrued and unpaid interest on the Term Loan through the date of such prepayment on the principal balance being prepaid; and

(C) Prepayments shall be in minimum amounts of $250,000 and $250,000 increments thereof.

(ii) No principal prepayment shall extend or postpone the due date of any subsequent installment of principal or interest arising under the Term Loan.

2.3 Reserved.

2.4 Reserved.

2.5 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 365 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Term Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under the Term Loan must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.6 Reserved.

2.7 Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Bank with respect to any Non-Excluded Taxes that are attributable to the Bank’s failure to comply with the requirements of subsection 2.7(c).

(b) The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) At the request of the Borrower and at the Borrower’s sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrower shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank.

(e) The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.8 Single Obligation. The Term Loan shall constitute one general obligation of the Borrower, and shall be secured by Bank’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to Bank.

Section	3. CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse, make or continue all or any portion of the Term Loan, if any of the following conditions shall have occurred.

3.1 Conditions to Initial Loans on Closing Date. The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents or other items, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a) Loan and Security Agreement. Two copies of this Agreement duly executed by the Borrower.

(b) Term Note. A Term Note duly executed by the Borrower, in the form prepared by and acceptable to the Bank.

(c) Power Supply Contract. A copy of the confidential fully executed 20 year power purchase contract by and between Wabash River and a certain third party purchaser previously disclosed to the Bank.

(d) Gas Supply Contracts. A copy of those certain confidential draft take-or- pay gas supply agreements with Wabash River and certain off-takers relating to the Coal Gasification Plant, as previously disclosed to the Bank.

(e) Coal Reserve Purchase Agreement. A copy of the fully executed Coal Reserve Purchase Agreement together with the documents and deliveries referred to as the Title Documents, Geologic Data and Permit Documents in Section I, subsections A(l) through A(3) thereof.

(e) Reserved.

(f) Local Counsel Opinion. A written legal opinion of Feiwell & Hannoy, P.C., Indiana local counsel to the Borrower, in form and substance reasonably acceptable to the Bank and relating to such matters as the Bank may reasonably require. By execution of this Agreement, Borrower authorizes and directs its counsel to render and deliver such opinion to the Bank.

(g) Negative Pledge Agreement. A negative pledge agreement by Wabash River with respect to its interests in SG Solutions, in form and substance reasonably acceptable to the Bank.

(h) Pledge Agreement. A stock pledge agreement by Borrower of the Capital Securities of Wabash River, in form and substance reasonably acceptable to the Bank.

(i) Borrower’s Counsel Opinion. A written legal opinion of Dorsey & Whitney LLP, counsel to the Borrower, in form and substance reasonably acceptable to the Bank. By execution of this Agreement, Borrower authorizes and directs its counsel to render and deliver such opinion to the Bank.

(j) Related Transactions. But for the funding of the Term Loan, the Acquisition has been or is being consummated concurrently herewith in all material respects pursuant to the provisions of the Coal Reserve Purchase Agreement, and in compliance with all applicable provisions of law.

(k) Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to the Bank, listing all effective financing statements which name the Borrower and any of its Restricted Subsidiaries, under their present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of any existing Debt to be repaid with the Term Loan, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Bank may reasonably request or evidence that Borrower has made an authenticated demand on each secured party of record to deliver or file a termination statements with respect to the UCC financing statements indicated on Schedule 3.1(k) hereof.

(l) Organizational and Authorization Document. Copies of (i) the Articles of Incorporation and Bylaws of the Borrower and each of its Restricted Subsidiaries; (ii) resolutions of the board of directors of Borrower and each of its Restricted Subsidiaries approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of the Borrower and each of its Restricted Subsidiaries, executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of incorporation of the Borrower and each of its Restricted Subsidiaries and in each other state requested by the Bank.

(m) Insurance. Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that the Bank has been named as a lender’s loss payee and as an additional insured on all related insurance policies.

(n) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder, under the closing checklist provided to Borrower by Bank’s legal counsel or which the Bank shall otherwise reasonably require.

3.2 Conditions Regarding Second Installment of Term Loan. The Bank shall not have received (i) the Coal Reserve Mortgage in accordance with Section 8.12 hereof together with an opinion of local counsel as to the validity, form and enforceability thereof and otherwise in form and substance reasonably acceptable to the Bank, (ii) an ALTA Loan Title Insurance Policy, issued by an insurer reasonably acceptable to the Bank, insuring the validity and priority of the Bank’s Lien on the Mortgaged Property (as defined in the Coal Reserve Mortgage, which includes the Coal Reserves and associated real estate) and containing such endorsements as the Bank may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be reasonably acceptable to the Bank), together with copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above, (iii) evidence reasonably satisfactory to it that all UCC financing statements indicated on Schedule 3.1(k) and all liens associated therewith have been released, discharged and terminated of record in accordance with Section 9-509(d)(2) of the UCC, or (iv) the evidence required with respect to the discharge and satisfaction of the Liabilities of Record pursuant to and in accordance with the terms of Section 8.13 hereof.

3.3 Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.4 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

3.5 Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower or any Subsidiary or any of their respective officers or shareholders which could reasonably be expected to have a Material Adverse Effect.

3.6 Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Term Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.7 Commitment Fee. The Borrower shall have failed to pay to the Bank a commitment fee in the amount of Forty Thousand and 00/100 Dollars ($40,000.00) representing one percent (1.00%) of the commitment amount, payable on or before the execution of this Agreement by the Bank.

Section	4. NOTES EVIDENCING LOANS.

4.1 Reserved.

4.2 Term Note. The Term Loan shall be evidenced by the Term Note. At the time of the disbursement of the Term Loan or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Term Loan advanced hereunder, (ii) any accrued and unpaid interest owing on the Term Loan and (iii) all amounts repaid on the Term Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Term Note to repay the principal amount of the Term Loan, together with all interest accruing thereon.

Section	5. MANNER OF BORROWING.

5.1 Borrowing Procedures. The Term Loan shall be made available to the Borrower on the Closing Date upon written, electronic or telecopy loan request which the Bank in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Such request must be received by the Bank no later than 11:00 a.m. Chicago, Illinois time, on the Closing Date. The proceeds of the Term Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank. The Borrower does hereby irrevocably confirm, ratify and approve such advance by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

5.2 Reserved.

5.3 Reserved.

5.4 Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Bank, at the Bank’s option, to debit the amount of the Obligations to any ordinary deposit account of the Borrower maintained at the Bank.

5.5 Discretionary Disbursements. The Bank, in its sole and absolute discretion, may immediately upon notice to the Borrower, apply any or all proceeds of the Term Loan made or available to the Borrower pursuant to this Agreement or repaid by Borrower to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Bank.

Section	6. SECURITY FOR THE OBLIGATIONS.

6.1 Security for Obligations. As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Bank and does hereby grant to the Bank a continuing and unconditional first priority security interest in and to any and all property of the Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, Affiliate or Subsidiary of the Bank or any participant with the Bank in the Term Loan (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Borrower (other than the Capital Securities of its Unrestricted Subsidiaries), whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)	All Accounts and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii)	All inventory, including, without limitation, raw materials, work-in-process and finished goods;

(iii)	All Goods (other than inventory), including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)	All Software and computer programs;

(v)	All Securities, Investment Property, Financial Assets and Deposit Accounts, other than the Capital Securities of any Unrestricted Subsidiary;

(vi)	All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(vii)	All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including, without limitation, all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards, and all dividends and distributions from the Capital Securities of any Restricted Subsidiary.

6.2 Other Collateral. In addition, the Obligations will also be secured by the Coal Reserve Mortgage, executed by Borrower to and for the benefit of the Bank pursuant to Section 8.12 hereof and encumbering the Coal Reserves.

6.3 Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral (other than Instruments or Documents with an individual value in excess of $500,000, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required to be delivered to the Bank pursuant to this Section 6). The cancellation or surrender of any note (including the Term Note), upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations (other than the Bank Product Obligations). The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral (other than Dispositions described in and permitted under clauses (a) through (e) of the definition of Asset Dispositions).

6.4 Financing Statements. The Borrower shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Bank promptly upon request. The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement. In addition, the Borrower shall make appropriate entries on its books and records disclosing the Bank’s security interests in the Collateral.

6.5 Reserved.

6.6 Preservation of the Collateral. The Bank may, but is not required, to take such actions from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Bank’s status as a secured party, but the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Bank’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property, and (ii) not extend to matters beyond the control of the Bank, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.7 Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral including, without limitation, (a) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The

Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral, other than in connection with a Permitted Lien to the extent of such Lien.

6.8 Collateral in the Possession of a Warehouseman or Bailee. If any material Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Bank thereof, and, upon the request of the Bank, shall promptly obtain a collateral access agreement in form and substance reasonably acceptable to the Bank.

6.9 Reserved.

6.10 Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

6.11 Commercial Tort Claims. If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Bank, and shall execute any amendments hereto deemed reasonably necessary by the Bank to perfect its security interest in such Commercial Tort Claim.

6.12 Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section	7. REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Term Loan, the Borrower makes the following representations and warranties to the Bank, each of which shall survive the execution and delivery of this Agreement:

7.1 Borrower Organization and Name. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Ohio, with full and adequate power to carry on and conduct its business as presently conducted and each Restricted Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization. The Borrower and each Restricted Subsidiary is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The Borrower’s Organizational Identification Number is 734275. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

7.2 Authorization. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation or bylaws of the Borrower. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3 Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4 Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Term Loan, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of incorporation of the Borrower or any of its Restricted Subsidiaries, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its Restricted Subsidiaries or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any of its Restricted Subsidiaries, other than Liens in favor of the Bank created pursuant to this Agreement.

7.5 Ownership of Properties; Liens. The Borrower is the sole owner or has other rights in all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6 Equity Ownership. All issued and outstanding Capital Securities of the Borrower and each of its Restricted Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Bank and Permitted Liens, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower and each of its Restricted Subsidiaries.

7.7 Intellectual Property. The Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim.

7.8 Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

7.9 Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, the Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to subsection 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to subsection 8.8(b) and not permitted by Section 9.1.

7.10 Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

7.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.12 Environmental Laws and Hazardous Substances. Neither the Borrower nor any Restricted Subsidiary has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower or such Restricted Subsidiary (whether or not owned by it) in any manner which at any time violates, in any material respect, any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. The Borrower and each Restricted Subsidiary complies, in all material respects, with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or by any Restricted Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower, any Restricted Subsidiary or their respective businesses, operations or assets or any properties at which such Person has transported, stored or disposed of any Hazardous Substances. Neither the Borrower nor any Restricted Subsidiary has any material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. The Borrower further agrees to allow the Bank or its agent access to the properties of the Borrower and its Restricted Subsidiaries to confirm compliance with all Environmental Laws in all material respects (any such access, absent an Event of Default, to be upon reasonable notice, during business hours and at the Bank’s sole expense), and the Borrower shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13 Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the making of the Term Loan hereunder and the use of the proceeds thereof, with respect to each of Borrower, Wabash River and SG Solutions (a) the fair value of each of such Person’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) each such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) no such Person is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14 ERISA Obligations. All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15 Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or any Restricted Subsidiary or, to the best knowledge of the Borrower, threatened, (ii) hours worked by and payment made to employees of the Borrower and/or any Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrower or, to the best knowledge of the Borrower, threatened before any governmental authority.

7.16 Security Interest. This Agreement creates a valid security interest in favor of the Bank in the Collateral (as in existence as of the date hereof) and, when properly perfected by appropriate filing(s) in the appropriate jurisdictions, or by possession or Control of such Collateral by the Bank or delivery of such Collateral to the Bank, shall constitute a valid, perfected, first-priority security interest in such Collateral.

7.17 Lending Relationship. The relationship hereby created between the Borrower and the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Term Loan. The Bank represents that it will receive any note payable to its order as evidence of a bank loan.

7.18 Business Loan. The Term Loan, including interest rate, fees and charges as contemplated hereby, (i) is a loan made to a corporation and shall not be used or intended for any individual, personal or consumer purposes but to business, as defined in 815 ILCS 205/4(l)(c), as amended from time to time, (ii) is an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) does not, and when disbursed shall not, violate any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Term Loan.

7.19 Taxes. The Borrower has filed and has caused each Restricted Subsidiary to timely file all tax returns and reports required by law to have been filed by such Person and has paid (or caused to be paid) all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending, or to the knowledge of the Borrower, threatened in respect of any tax returns of the Borrower or any Restricted Subsidiary. The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20 Compliance with Regulation U. No portion of the proceeds of the Term Loan shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.21 Governmental Regulation. The Borrower and its Restricted Subsidiaries are not, or after giving effect to any loan, will not be, subject to [or not exempt from] regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22 Bank Accounts. All Deposit Accounts and operating bank accounts of the Borrower and its Restricted Subsidiaries are identified on Schedule 7.22 attached hereto.

7.23 Place of Business. The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Borrower shall promptly notify the Bank of any change in such locations. The Borrower will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Bank, except for inventory sold in the usual and ordinary course of the Borrower’s business.

7.24 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25. Wabash River and SG Solutions. Wabash River legally and beneficially owns not less than 50% of the issued and outstanding Capital Securities of SG Solutions, free and clear of any Liens or encumbrances. Such Capital Securities have an unimpaired net value (after deducting all Debt and other liabilities of SG Solutions) of not less than $20,000,000. Except as set forth in Schedule 7.25, Wabash River has no material Debt.

7.26 Judgments and Litigation of Record. Schedule 7.26 sets forth certain judgments, pending suits and liquidated claims filed of record as of the date hereof against Borrower and/or Wabash River (collectively, the “Liabilities of Record”). Without limiting or qualifying the provisions of this Agreement, including Section 7.9 hereof, Borrower hereby represents and warrants to the Bank that all and each of the Liabilities of Record have been dismissed, discharged and fully satisfied, as applicable, as of the date hereof, notwithstanding the fact no dismissal, discharge, accord or satisfaction are currently reflected in the public records relevant to each such liability.

Section	8. AFFIRMATIVE COVENANTS.

8.1 Compliance with Bank Regulatory Requirements; Increased Costs. If the Bank shall reasonably determine that any generally applicable Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Bank under this Agreement or under any note with respect thereto, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Bank or such controlling Person such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Bank first made demand therefor.

8.2 Borrower Existence. The Borrower shall at all times preserve and maintain (a) the existence and good standing of itself and each Restricted Subsidiary in the jurisdiction of such Person’s organization, and (b) a qualification to do business and good standing in each jurisdiction where the nature of such Person’s business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which the Borrower or such Person is presently conducting. If the Borrower does not have an Organizational Identification Number and later obtains one, the Borrower shall promptly notify the Bank of such Organizational Identification Number.

8.3 Compliance With Laws. The Borrower shall use the proceeds of the Term Loan only for the purposes set forth in Section 9.11 hereof and not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8.4 Payment of Taxes and Liabilities. The Borrower shall pay, and cause each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien (other than Permitted Liens) on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5 Maintain Property. The Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Bank to examine and inspect such plant, properties and Equipment, including, but not limited to, any Collateral, at all reasonable times, provided, however, that absent an Event of Default, any such inspection shall be at the Bank’s sole expense and the Bank shall provide Borrower with reasonable prior notice thereof.

8.6 Maintain Insurance. The Borrower shall at all times maintain, and cause each Restricted Subsidiary to maintain, with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Bank. The Borrower shall furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Bank. The Borrower shall cause each issuer of an insurance policy to provide the Bank with an endorsement (i) showing the Bank as lender loss payee with respect to each policy of property or casualty insurance and naming the Bank as an additional insured with respect to each policy of liability insurance; and (ii) providing that thirty (30) days notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.

In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time following written notice to Borrower (but without any obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to, the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Bank purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Term Loan owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

8.7 ERISA Liabilities; Employee Plans. The Borrower shall and shall cause each Restricted Subsidiary to (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower or such Restricted Subsidiary; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such

Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8 Financial Statements. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

(a) promptly when available, and in any event, within sixty (60) days after the close of its 2005 fiscal year, a copy of (i) the annual audited financial statements of the Borrower and its Subsidiaries, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified and (ii) a consolidating balance sheet of the Borrower and its Subsidiaries as of the end of each of its fiscal years and consolidating statements of earnings and cash flows for the Borrower and its Subsidiaries for each of its fiscal years, certified as true and correct by the Borrower’s treasurer or chief financial officer;

(b) promptly when available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the consolidated financial statements of the Borrower and its Subsidiaries regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer; and

(c) within thirty (30) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Bank. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

8.9 Reserved.

8.10 Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

8.11 Reserved.

8.12 Coal Reserve Mortgage. Within 30 days following the Closing Date, Borrower shall deliver to the Bank a fully executed mortgage in form and substance reasonably acceptable to Bank (the “Coal Reserve Mortgage”) and in appropriate form for recording in the real estate records of the county in which the Coal Reserves are located and creating in favor of the Bank, a perfected, first priority Lien on the Coal Reserves, subject only to Permitted Encumbrances (as defined in Section 3.01 of the Coal Reserve Mortgage). Failure to provide such Coal Reserve Mortgage within said 30 day period shall constitute an immediate Event of Default hereunder.

8.13 Evidence Regarding Liabilities of Record. The Borrower shall provide evidence to the Bank within 60 days following the Closing Date that each of the Liabilities of Record has been fully satisfied, discharged, released, dismissed or paid, as applicable. Failure to provide such evidence, in form and substance reasonably acceptable to the Bank, within said 60 days shall constitute an immediate Event of Default hereunder.

8.14 Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to Section 8.8, deliver to the Bank a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, stating that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.15 Field Audits. The Borrower shall permit the Bank to inspect the tangible assets and/or other business operations of the Borrower and each Restricted Subsidiary, to perform appraisals of the Equipment of the Borrower and each such Restricted Subsidiary, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral, the results of which must be satisfactory to the Bank in the Bank’s sole and absolute discretion. All such inspections or audits by the Bank shall be at the Borrower’s sole expense, provided, however, that so long as no Event of Default or Unmatured Event of Default exists, the Borrower shall not be required to reimburse the Bank for inspections or audits more frequently than once during the term of this Agreement.

8.16 Other Reports. The Borrower shall, within such period of time as the Bank may reasonably specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.

8.17 Collateral Records. The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien in the Collateral.

8.18 Intellectual Property. The Borrower shall maintain, preserve and renew (or cause its Restricted Subsidiaries to maintain, preserve and renew, as applicable) all Intellectual Property necessary for the conduct of such Person’s business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.19 Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.20 Notice of Event of Default or Material Adverse Effect. The Borrower shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.21 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower or any of its Subsidiaries, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply, in all material respects, with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.22 Further Assurances. The Borrower shall take, and cause each Restricted Subsidiary to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower and its Restricted Subsidiaries, in each case as the Bank may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.23 Banking Relationship. The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary (though not necessarily exclusive) commercial bank for its corporate banking purposes and, to the extent practicable, for financial services, including its cash management and related services and other Bank Products. Nothing herein is intended or shall be construed as prohibiting the existence and maintenance of the deposit accounts listed on Schedule 7.22 hereof or requiring the Borrower to purchase or utilize any Bank Product if such Bank Product is not reasonably competitive with comparable products or services available to Borrower, as determined by Borrower in its reasonable discretion.

Section	9. NEGATIVE COVENANTS.

9.1 Debt. The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations under this Agreement and the other Loan Documents;

(b) obligations of the Borrower for Taxes, assessments, municipal or other governmental charges;

(c) obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d) Debt of the Borrower to any domestic Restricted Subsidiary and Debt of Borrower to Unrestricted Subsidiaries in an amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate, or Debt of any domestic Restricted Subsidiary to the Borrower or another domestic Restricted Subsidiary not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate; provided, in each case above, that, if requested by the Bank, such Debt shall be evidenced by a note in form and substance reasonably satisfactory to the Bank and pledged and delivered to the Bank pursuant to the Loan Documents as additional collateral security for the Obligations, and provided further that the obligations under any such note shall be Subordinated Debt;

(e) that certain Unsecured Promissory Note dated March 9, 2005 made in the original principal amount of $2,650,000 by Borrower payable to Midwest Minerals, Inc.;

(f) Hedging Obligations incurred in favor of the Bank or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(g) Capitalized Lease Obligations, provided that the aggregate amount of all such Debt outstanding at any time shall not exceed [Five Hundred Thousand] and 00/100 Dollars ($500,000.00) in the aggregate;

(h) Debt for Capital Expenditures incurred after the date of this Agreement;

(i) Debt described on Schedule 9.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(j) other unsecured subordinated Debt, in addition to the Debt listed above, in an aggregate amount outstanding at any time not to exceed One Million and 00/100 Dollars ($1,000,000.00); and

(k) Contingent Liabilities (i) in respect of its Unrestricted Subsidiaries to the extent incurred in the ordinary course of business and for a face amount not to exceed, in the aggregate, $500,000, and (ii) in respect of its Restricted Subsidiaries in an amount not to exceed $500,000, in the aggregate.

9.2 Encumbrances. The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3 Investments. The Borrower shall not, either directly or indirectly, make or have outstanding any Investment, except:

(a) contributions by the Borrower to the capital of any Restricted Subsidiary or Debt expressly permitted under Section 9.1;

(b) Investments constituting Debt permitted by Section 9.1;

(c) Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business, provided that the amount of such deposits (i.e. the balance of any such account) which are maintained with any bank other than the Bank, and with respect to which a deposit account control agreement reasonably acceptable to the Bank has not been entered into, shall not at any time exceed $50,000 with respect to any single account and $100,000 in the aggregate;

(f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

(g) Investments listed on Schedule 9.3 as of the Closing Date.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4 Transfer; Merger; Sales. The Borrower shall not and not permit any Restricted Subsidiary to, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Restricted Subsidiary into the Borrower or into any other domestic Restricted Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Restricted Subsidiary of the assets or equity interests of any Restricted Subsidiary, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Restricted Subsidiary), except for Dispositions of the type described in clauses (a) through (e) of the definition of Asset Disposition, or (c) sell or assign, with or without recourse, any receivables.

9.5 Issuance of Capital Securities. The Borrower shall not permit any Restricted Subsidiary to issue any Capital Securities.

9.6 Distributions. The Borrower shall not and shall not permit any Subsidiary to, (a) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of its equityholders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, any Subsidiary may pay dividends or make other distributions to the Borrower or to a domestic Restricted Subsidiary.

9.7 Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into or permit to exist any material transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

9.8 Unconditional Purchase Obligations. The Borrower shall not and shall not permit any Subsidiary to enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9 Cancellation of Debt. The Borrower shall not, and not permit any Restricted Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.10 Inconsistent Agreements. The Borrower shall not and shall not permit any Subsidiary to enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower or any Restricted Subsidiary from granting to the Bank a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any Restricted Subsidiary, or pay any Debt owed to the Borrower or any other Restricted Subsidiary, (ii) make loans or advances to the Borrower or any Restricted Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any Restricted Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.11 Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Term Loan, either directly or indirectly, for the purpose of purchasing any securities underwritten by ABN AMRO Incorporated, an Affiliate of the Bank. The Term Loan proceeds shall be used by Borrower solely to pay (i) customary costs and expenses incurred by Borrower in connection with the underwriting, documentation and issuance of the Capital Market Notes, (ii) to pay $300,000 pursuant to the terms of the Coal Reserve Purchase Agreement to effect and consummate the Acquisition (together with relating closing costs), and (iii) as general working capital, including to operate the Coal Gasification Plant.

9.12 Bank Accounts. Except with respect to deposit accounts maintained by a direct or indirect Subsidiary of Borrower at banks in close proximity to a project or operating site of such Subsidiary for purposes of funding payroll, petty cash expenses and the like (any such deposit account being hereafter referred to as a “Local Account”), and then subject to the restrictions of Section 9.3(e) hereof, the Borrower shall not and shall not permit any Restricted Subsidiary to establish any new Deposit Accounts or other bank accounts (other than Deposit Accounts or other bank accounts established at or with the Bank) without prior written notice to the Bank. All Deposit Accounts of Borrower (and, upon request, of any Restricted Subsidiary), other than the Local Accounts, shall be subject to an account control agreement in form and substance reasonably satisfactory to the Bank.

9.13 Business Activities; Change of Legal Status and Organizational Documents. The Borrower shall not and shall not permit any Subsidiary to engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, and shall not and shall not permit any Restricted Subsidiary to (a) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure without providing 30 days prior written notice to the Bank, or (b) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, Borrower shall not engage in, permit or suffer the mining or extraction of any of the Coal Reserves during the term of this Agreement.

Section	10. [THIS SECTION BLANK].

Section	11. EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1 Nonpayment of Obligations. (i) Any principal amount of the Term Note is not paid when due, (ii) any interest or fee is not paid within two days of when due, or (iii) any other Obligation, whether by its terms or as otherwise provided herein is not paid with ten days of when due.

11.2 Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Bank by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3 Nonperformance. (a) Any failure to perform or default in the performance of any covenant set forth in Sections 8.2, 8.3, 8.6, 8.12, 8.13, 8.21 or Section 9, or (b) any failure to perform or default in the performance of any other covenant, condition or agreement contained herein or in the other Loan Documents or any other agreement with the Bank and such failure to perform or default in performance continues for more than 30 days.

11.4 Default under Loan Documents. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5 Default under Other Debt. Any default by any Obligor in the payment of any Debt for any other obligation in an amount exceeding $500,000 beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.6 Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

11.7 Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor and the same continues un-dismissed or un-stayed for 60 days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.8 Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor which is not fully covered by insurance, and which judgment or other process could reasonably be expected to have a Material Adverse Effect on the Borrower or any Obligor.

11.9 Change in Control. The occurrence of any Change in Control.

11.10 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien (other than a Permitted Lien) against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed reasonably necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

11.11 Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower.

Section	12. REMEDIES.

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.7, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower, any Guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1 Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Bank. At the Bank’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

12.2 Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Bank may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Term Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Bank or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Bank shall deem appropriate. The Borrower expressly absolves the Bank from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (1) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4 UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

12.5 Additional Remedies. The Bank shall have the right and power to:

(a) instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b) enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) under the Term Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Term Note or any of the Obligations;

(e) grant releases, compromises or indulgences with respect to the Term Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Term Note or any of the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) vote the Collateral;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under the Term Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6 Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) during the continuance of an Event of Default, carry out any remedy provided for in this Agreement, including endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.

The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7 No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.8 Application of Proceeds. The Bank will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9 No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section	13. MISCELLANEOUS.

13.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b) release by the Bank of any Guarantor or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) release, extension, renewal, modification or substitution by the Bank of the Term Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

(d) failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2 Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Bank in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank’s involvement in their preparation.

13.3 Amendments; Waivers. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4 WAIVER OF DEFENSES. THE BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. PROVIDED THE BANK ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.5 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.7 Assignability. The Bank may at any time assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Term Loan. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8 Confirmations. The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Term Loan then outstanding under such note.

13.9 Confidentiality. The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Borrower and designated as confidential, except that the Bank may disclose such information (a) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Term Loan; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (g) to any Affiliate of the Bank who may provide Bank Products to the Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of the Bank.

13.10 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.11 Governing Law. This Agreement, the Loan Documents and the Term Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.12 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.13 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Term Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been indefeasibly paid in full in cash. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

13.14 Extensions of Bank’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Bank’s commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Term Note.

13.15 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

13.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall deemed to be originals thereof.

13.17 Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

If to the Borrower:	Global Energy, Inc.
312 Walnut Street, Suite 2650
Cincinnati, Ohio 45202
Attention: Mr. H. H. Graves

If to the Bank:	LaSalle Bank National Association
135 South La Salle Street
Chicago, Illinois 60603
Attention: Commercial Lending Division

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.18 Release of Claims Against Bank. In consideration of the Bank making the Term Loan, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Loan Agreement including, but not limited to, any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank. The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Loan Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Term Loan to the Borrower.

13.19 Costs, Fees and Expenses. The Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including, without limitation, reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Bank, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Bank or any Affiliate of the Bank, plus costs and expenses of such attorneys or of the Bank; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, the Term Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Bank against the Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

13.20 Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Term Loan, the use or intended use of the proceeds of the Term Loan, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, the Term Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.21 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.22 Customer Identification - USA Patriot Act Notice. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.

Balance of Page Intentionally Left Blank

Signature Page Follows

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

GLOBAL ENERGY, INC, an Ohio corporation

By:	/s/ H. H. Graves
Name:	H. H. Graves
Title:	President and Chief Executive Officer

Agreed and accepted:

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ James D. Chiarelli
Name:	James D. Chiarelli
Title:	Vice President

Loan and Security Agreement

(LaSalle/Global Energy)

60358155

TERM NOTE

$4,000,000	April 14, 2005 Chicago, Illinois

The undersigned, for value received, promises to pay to the order of LaSalle Bank National Association (the “Bank”) at the principal office of the Bank in Chicago, Illinois, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), or, if less, the aggregate unpaid amount of all Term Loans made to the undersigned by the Bank pursuant to the Loan Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Bank), such principal amount to be payable on the dates set forth in the Loan Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of the Term Loan from the date of hereof until payment in full hereof, payable at the rate(s) and at the time(s) set forth in the Loan Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America in accordance with the terms and provisions of the Loan Agreement.

This Term Note evidences indebtedness incurred under, and is subject to the terms and provisions of, that certain Loan and Security Agreement dated as of April 14, 2005 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”; terms not otherwise defined herein are used herein as defined in the Loan Agreement), between the undersigned and the Bank, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated. This Note is entitled to the benefits and security of the Loan Agreement and the other Loan Documents in all respects.

Upon the occurrence and during the continuance of an Event of Default, as provided in the Loan Agreement, the portion of the Term Loan evidenced by this Note may be declared, and immediately shall become, due and payable without demand, notice or legal process of any kind; provided, that upon the occurrence of an Event of Default pursuant to the provisions of Section 11.7 of the Loan Agreement, the portion of the Term Loan evidenced by this Note shall automatically be due and payable, without demand, notice or acceleration of any kind whatsoever. Payments received in respect of the Term Loan shall be applied as provided in the Loan Agreement. Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are each hereby waived by Borrower.

This Term Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

GLOBAL ENERGY, INC., an Ohio corporation

By:	/s/ H. H. Graves
Name:	H. H. Graves
Title:	President & CEO

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”) dated as of April 14, 2005 is between GLOBAL ENERGY, INC., an Ohio corporation (“Borrower”), and LASALLE BANK NATIONAL ASSOCIATION (“Bank”).

WITNESSETH:

WHEREAS, pursuant to a Loan and Security Agreement of even date herewith (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) between Borrower and the Bank, the Bank has agreed to make certain loans to Borrower;

WHEREAS, Borrower legally and beneficially owns 100% of the issued and outstanding Stock of Wabash River Energy Ltd., an Indiana corporation; and

WHEREAS, it is a condition precedent to the making of loans under the Credit Agreement that Borrower shall have made the pledges and granted the security interests contemplated by this Agreement in order to secure the payment and performance of the Obligations;

NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to Borrower under or in connection with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. When used herein, (a) capitalized terms which are not otherwise defined have the meanings assigned thereto in the Credit Agreement; and (b) the following terms have the following meanings (such meanings to be applicable to both the singular and plural forms of such terms):

“Collateral” - see Section 2.

“Default” means the occurrence of any of the following events: (a) any Event of Default; or (b) any warranty of Borrower herein is untrue or misleading in any material respect and, as a result thereof, the Bank’s security interest in any material portion of the Collateral is not perfected or the Bank’s rights and remedies with respect to any material portion of the Collateral are materially impaired or otherwise materially adversely affected.

“Issuer” means the issuer of any of the shares of stock or other securities representing all or any of the Collateral.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-l of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

2. Pledge. As security for the payment of all Obligations, Borrower hereby pledges to the Bank, and grants to the Bank a continuing security interest in, all of the following:

A. All of Stock described in Schedule I hereto, all of the certificates and/or instruments representing such Stock, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of, in addition to or in exchange for any or all of such Stock (including, without limitation, any stock and/or stock certificates representing a stock dividend or distribution in connection with any reclassification, increase or reduction of equity, or issued in connection with any reorganization, merger or consolidation);

B. All additional shares of Stock of any of the Issuers listed in Schedule I hereto at any time and from time to time acquired by Borrower in any manner, all of the certificates representing such additional shares, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares (including, without limitation, any stock and/or stock certificates representing a stock dividend or distribution in connection with any reclassification, increase or reduction of equity, or issued in connection with any reorganization, merger or consolidation);

C. All other property hereafter delivered to the Bank in substitution for or in addition to any of the foregoing, including the property of a type described in Section 5(B), all certificates and instruments representing or evidencing such property, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

D. All products and proceeds of all of the foregoing.

All of the foregoing are herein collectively called the “Collateral”.

Borrower agrees to deliver to the Bank, promptly upon receipt and in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank), any Collateral (other than dividends which Borrower is entitled to receive and retain pursuant to Section 5 hereof) which may at any time or from time to time come into the possession or control of Borrower; and prior to the delivery thereof to the Bank, such Collateral shall be held by Borrower separate and apart from its other property and in express trust for the Bank.

3. Warranties; Further Assurances. Borrower warrants to the Bank that: (a) Borrower is (or at the time of any future delivery, pledge, assignment or transfer thereof will be) the legal and equitable owner of the Collateral free and clear of all liens, security interests and encumbrances of every description whatsoever other than the security interest created hereunder; (b) the pledge and delivery of the Collateral pursuant to this Agreement will create a valid and perfected first priority security interest in the Collateral, free of any adverse claim, in favor of the Bank, securing the payment of the Obligations; (c) all shares of Stock referred to in Schedule I hereto are duly authorized, validly issued, fully paid and non-assessable; (d) as to each Issuer whose name appears in Schedule I hereto, the Collateral represents on the date hereof not less than the applicable percentage (as shown in Schedule I hereto) of the total shares of Stock issued and outstanding of such Issuer; (e) there are no outstanding options, warrants or other agreements or rights to acquire Collateral; (f) the information contained in Schedule I hereto is true and accurate in all respects; (g) no authorization, approval or other action by, and no notice to or filing with, any domestic or foreign governmental authority or regulatory body or consent of any other Person is required for (i) the pledge and grant of a security interest by the Borrower pursuant to this Agreement, (ii) the execution, delivery or performance of this Agreement by the Borrower or (iii) the exercise by Bank of its rights and remedies hereunder (except as may have been taken by or at the direction of the Borrower or Bank and except as may be required in connection with any disposition of the Collateral by laws affecting the offering and sale of securities generally); and (h) no authorization, approval or other action by, and no notice to or filing with, any domestic or foreign governmental authority or regulatory body or consent of any other Person is required for the perfection of Bank’s security interest in the Collateral.

So long as any of the Obligations shall be outstanding or any commitment shall exist on the part of the Bank with respect to the creation of any Obligations, Borrower (a) shall not, without the express prior written consent of the Bank, sell, assign, exchange, pledge or otherwise transfer, encumber, or grant any option, warrant or other right to purchase the Stock of any Issuer which is pledged hereunder, or otherwise diminish or impair any of its rights in, to or under any of the Collateral; (b) shall execute and deliver (and hereby authorizes) such Uniform Commercial Code financing statements and other documents (and pay the costs of filing and recording or re-filing and re-recording the same in all public offices reasonably deemed necessary or appropriate by the Bank) and do such other acts and things, all as the Bank may from time to time reasonably request, to establish and maintain a valid and perfected first priority security interest in the Collateral (free of all other liens, claims and rights of third parties whatsoever) to secure the performance and payment of the Obligations; (c) will execute and deliver to the Bank such stock powers and similar documents relating to the Collateral, satisfactory in form and substance to the Bank, as the Bank may reasonably request; (d) will furnish the Bank such information concerning the Collateral as the Bank may from time to time reasonably request, and will permit the Bank or any designee of the Bank, from time to time at reasonable times and on reasonable notice (or at any time without notice during the existence of a Default), to inspect, audit and make copies of and extracts from all records and all other papers in the possession of Borrower which pertain to the Collateral, and will, upon request of the Bank at any time when a Default has occurred and is continuing, deliver to the Bank all of such records and papers; and (e) shall not vote to enable, and will not otherwise permit, any Issuer to (i) issue any Stock (including any warrants, options, subscriptions or the like for the purchase of Stock) in addition to or in substitution for any of the Collateral unless such Stock is promptly pledged and delivered to Bank or (ii) except as expressly permitted under the Credit Agreement, dissolve, liquidate, retire any of its Stock, reduce its capital or merge or otherwise consolidate with any other Person.

4. Holding in Name of Bank, etc. The Bank may from time to time after the occurrence and during the continuance of a Default, without notice to Borrower, take all or any of the following actions: (a) transfer all or any part of the Collateral into the name of the Bank or any nominee or sub-agent for the Bank, with or without disclosing that such Collateral is subject to the lien and security interest hereunder, (b) appoint one or more sub-agents or nominees for the purpose of retaining physical possession of the Collateral, (c) notify the parties obligated on any of the Collateral to make payment to the Bank of any amounts due or to become due thereunder, (d) endorse any checks, drafts or other writings in the name of Borrower to allow collection of the Collateral, (e) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, and (f) take control of any proceeds of the Collateral.

5. Voting Rights, Dividends, etc. (a) Notwithstanding certain provisions of Section 4 hereof, so long as the Bank has not given the notice referred to in paragraph (b) below:

A. Borrower shall be entitled to exercise any and all voting or consensual rights and powers and stock purchase or subscription rights (but any such exercise by Borrower of stock purchase or subscription rights may be made only from funds of Borrower not comprising part of the Collateral) relating or pertaining to the Collateral or any part thereof for any purpose; provided that Borrower agrees that it will not exercise any such right or power in any manner in violation of the Credit Agreement or which would have a material adverse effect on the value of the Collateral or any part thereof.

B. Borrower shall be entitled to receive and retain any and all lawful dividends payable in respect of the Collateral which are paid in cash by any Issuer if such dividends are permitted by the Credit Agreement, but all dividends and distributions in respect of the Collateral or any part thereof made in shares of stock or other property or representing any return of capital, whether resulting from a subdivision, combination or reclassification of Collateral or any part thereof or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which any Issuer may be a party or otherwise or as a result of any exercise of any stock purchase or subscription right, shall be and become part of the Collateral hereunder and, if received by Borrower, shall be forthwith delivered to the Bank in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank) to be held for the purposes of this Agreement.

C. The Bank shall execute and deliver, or cause to be executed and delivered, to Borrower all such proxies, powers of attorney, dividend orders and other instruments as Borrower may request for the purpose of enabling Borrower to exercise the rights and powers which it is entitled to exercise pursuant to clause (A) above and to receive the dividends which it is authorized to retain pursuant to clause (B) above, if any.

(b) Upon notice from the Bank during the existence of a Default, and so long as the same shall be continuing, all rights and powers which Borrower is entitled to exercise pursuant to Section 5(a)(A) hereof, and all rights of Borrower to receive and retain dividends pursuant to Section 5(a)(B) hereof, shall forthwith cease, and all such rights and powers shall thereupon become vested in the Bank which shall have, during the continuance of such Default, the sole and exclusive authority to exercise such rights and powers and to receive such dividends. Any and all money and other property paid over to or received by the Bank pursuant to this paragraph (b) shall be retained by the Bank as additional Collateral hereunder and applied in accordance with the provisions hereof.

6. Remedies. Whenever a Default shall exist, the Bank may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code as in effect from time to time in Illinois or otherwise available to it. Without limiting the foregoing, whenever a Default shall exist, the Bank (a) may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, (i) sell any or all of the Collateral, free of all rights and claims of Borrower therein and thereto, at any public or private sale or brokers’ board and (ii) bid for and purchase any or all of the Collateral at any such public sale and (b) shall have the right, for and in the name, place and stead of Borrower, to execute endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral. Borrower hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Bank of any of its rights and remedies during the continuance of a Default. Any notification of intended disposition of any of the Collateral shall be deemed reasonably and properly given if given at least ten (10) days before such disposition. Any proceeds of any of the Collateral may be applied by the Bank to the payment of expenses in connection with the Collateral, including, without limitation, attorneys’ fees and legal expenses, and any balance of such proceeds may be applied by the Bank toward the payment of such of the Obligations, and in such order of application, as the Bank may from time to time elect (and, after payment in full of all Obligations, any excess shall be delivered to Borrower or as a court of competent jurisdiction shall direct).

The Bank is hereby authorized to comply with any limitation or restriction in connection with any sale of Collateral as it may be advised by counsel is necessary in order to (a) avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders or purchasers and/or further restrict such prospective bidders or purchasers to persons or entities who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral) or (b) obtain any required approval of the sale or of the purchase by any governmental regulatory authority or official, and Borrower agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner and that the Bank shall not be liable or accountable to Borrower for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

7. Expenses. Without limiting the Borrower’s obligations under the Credit Agreement, the Borrower hereby agrees to promptly pay all fees, costs and expenses (including reasonable attorney’s fees and expenses) in connection with (a) maintaining the Collateral, (b) creating, perfecting, protecting and enforcing Bank’s lien on the Collateral, (c) selling or otherwise disposing of the Collateral in accordance with the terms hereof, (d) paying any amount required under any provision of applicable law (including, without limitation, Section 9-615(a)(3) of the UCC) or (e) any other matters contemplated by or arising out of this Agreement with respect to the Collateral. If the Borrower fails to promptly pay any portion of the above fees, costs and expenses when due or to perform any other obligation of the Borrower under this Agreement, Bank may, at its option, but shall not be required to, pay or perform the same and charge the Borrower’s account for all fees, costs and expenses incurred therefor, and the Borrower agrees to reimburse Bank therefor on demand. All sums so paid or incurred by Bank for any of the foregoing, any and all other sums for which the Borrower may become liable hereunder and all fees, costs and expenses (including attorneys’ fees, legal expenses and court costs) incurred by Bank in enforcing or protecting any of their rights or remedies under this Agreement shall be payable on demand, shall constitute Obligations, shall bear interest until paid at the highest rate provided in the Credit Agreement and shall be secured by the Collateral.

8. Indemnity. The Borrower hereby agrees to indemnify, pay and hold harmless Bank and the officers, directors, employees and counsel of Bank (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Borrower or an Issuer, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement or the enforcement by Bank of its rights and remedies hereunder, except that the Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final, non-appealable order of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

9. General. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it takes such action for that purpose as Borrower shall request in writing, but failure of the Bank to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Bank to preserve or protect any rights with respect to the Collateral against prior parties, or to do any act with respect to preservation of the Collateral not so requested by Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of any Collateral.

Borrower agrees to, and hereby does, waive, until the Obligations are indefeasibly paid in full, any and all rights of subrogation it may have against any Issuer upon the sale or sales or other disposition of all or any portion of the Collateral by Bank.

No delay on the part of the Bank in exercising any right, power or remedy shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

All obligations of Borrower and all rights, powers and remedies of the Bank expressed herein are in addition to all other rights, powers and remedies possessed by them, including, without limitation, those provided by applicable law or in any other written instrument or agreement relating to any of the Obligations or any security therefor.

This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in such State. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

This Agreement shall be binding upon Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and the Bank and the successors and assigns of the Bank.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed an original but all such counterparts shall together constitute but one and the same Agreement.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS OF BORROWER SPECIFIED IN, OR PURSUANT TO, THE CREDIT AGREEMENT, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF BORROWER AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first written above.

GLOBAL ENERGY, INC., an Ohio corporation
Address:

312 Walnut Street Suite 2650 Cincinnati, OH 45202 Attn: Mr. H. H. Graves Facsimile: (__) ___-_____	By:	/s/ H. H. Graves
	Name:	H. H. Graves
	Title:	President & CEO

LASALLE BANK NATIONAL ASSOCIATION
Address:

135 South LaSalle Street Chicago, IL 60603 Attention: Commercial Lending Division: Facsimile: (312) 904-1994	By:	/s/ James D. Chiarelli
	Name:	James D. Chiarelli
	Title:	Vice President

Pledge Agreement

(LaSalle/Global Energy)

60362771

ACKNOWLEDGMENT

The undersigned hereby (a) acknowledges receipt of a copy of the foregoing Pledge Agreement, (b) waives any rights or requirement at any time hereafter to receive a copy of such Pledge Agreement in connection with the registration of any Collateral (as defined therein) in the name of the Bank or its nominee or the exercise of voting rights by the Bank, and (c) agrees promptly to note on its books and records the transfer of the security interest in the stock of the undersigned as provided in such Pledge Agreement, including the following legend:

PURSUANT TO THAT CERTAIN PLEDGE AGREEMENT DATED AS OF APRIL __, 2005 (AS FROM TIME TO TIME AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED), GLOBAL ENERGY, INC. HAS, UNDER THE CIRCUMSTANCES SPECIFIED IN SUCH PLEDGE AGREEMENT, EMPOWERED LASALLE BANK NATIONAL ASSOCIATION TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE PURSUANT TO SUCH PLEDGE AGREEMENT.

Dated: April __, 2005	WABASH RIVER ENERGY, LTD., and Indiana corporation

	By:	/s/ H. H. Graves
	Its:	President

Pledge Agreement

(LaSalle/Global Energy)

60362771

SCHEDULE I

TO PLEDGE AGREEMENT

STOCK

Issuer	No.	No. of Shares	Pledged Shares as % of Total and Outstanding
Wabash River Energy, Ltd.			100%

Pledge Agreement

(LaSalle/Global Energy)

60362771

4.(a)(ii)(B)

First Amendment to Loan and Security Agreement, between Global Energy and LaSalle Bank National Association, dated April 14, 2006 – also included in stand-alone binder entitled “LaSalle Bank NA – Global Energy, Inc. Loan Closing Documents”

Confidential Business Information

FIRST AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 14, 2006 by and among GLOBAL ENERGY, INC, an Ohio corporation (the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender have entered into that certain Loan and Security Agreement dated as of April 14, 2005 (as the same may be amended, modified, restated or otherwise supplemented from time to time, the “Loan Agreement”);

WHEREAS, the parties hereto desire to extend the Term Loan Maturity Date under the Loan Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

2. Amendments. Subject to the terms and conditions of this Amendment, the parties hereto desire to amend Section 1.1 of the Loan Agreement by deleting the date “April 14, 2006” appearing in clause (ii) of the definition of “Term Loan Maturity Date” and substituting the date “November 1, 2006” in lieu thereof.

3. Conditions. The effectiveness of this Amendment is subject to the following conditions precedent;

a.	The execution and delivery of this Amendment by Borrower and the Lender;

b.	The truth and accuracy of the representations and warranties contained in Section 4 hereof;

c.	The payment of the Extension Fee (as defined below) to Lender; and

d.	The absence of any Default or Event of Default.

4. Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

(a) after giving effect to this Amendment, the representations and warranties of the Borrower and of Wabash River and SG Solutions contained in the Loan Documents are true and correct as of the date hereof, except to the extent that any such representation or warranty relates to a specific date, in which case such representation and warranty shall have been true and correct as of such earlier date;

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(b) the execution, delivery and performance by Borrower of this Amendment is within its powers, require no further action by or in respect of, or filing with, any governmental body, agency or official and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the organizational documents of Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon it;

(c) this Amendment constitutes the valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to the enforcement of creditor’s rights generally and by general equitable principles; and

(d) no Default or Event of Default exists.

4. No Waiver. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute or establish a custom or course of conduct or dealing among the parties. Lender reserves all rights, privileges and remedies under the Loan Documents. Except as expressly amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

5. Fees and Expenses. Borrower agrees to reimburse Lender for its reasonable fees and expenses incurred with respect to the preparation of this Amendment and all matters incidental thereto. Without limiting the foregoing, Borrower shall pay to Lender, for its own account, a non-refundable $40,000 extension fee (the “Extension Fee”), which Extension Fee shall be due and payable and fully earned upon the execution and delivery by Lender of this Amendment.

6. Further Assurances Covenant. Borrower hereby covenants to do (or cause to be done), such acts and to execute and deliver such documents or instruments as Lender reasonably requests in order to evidence or otherwise protect Lender’s interests hereunder and to perfect the security interests granted or contemplated under the Loan Documents or to otherwise more fully effectuate the transactions contemplated hereunder.

7. Severability. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8. Headings. Headings and captions used in this Amendment are included for convenience of reference only and shall not be given any substantive effect.

9. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS,

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WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

10. WAIVER OF JURY TRIAL. BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11. Counterparts; Integration. This Amendment may be executed and delivered via facsimile with the same force and effect as if an original were executed and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

12. Reaffirmation. Borrower, Wabash River and SG Solutions each as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Person grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Person granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Borrower hereby agrees that such liens and security interests hereafter secure all of the Obligations, in each case as if each reference in such existing Loan Documents to the obligations secured thereby are construed to hereafter mean and refer to such Obligations under the Loan Agreement and other Loan Documents as hereby amended and that such security interests are and shall remain perfected under applicable law. The execution of this Amendment shall not operate as a novation, waiver of any right, power or remedy of Lender nor constitute a waiver of any provision of any of the Loan Documents, except as expressly set forth herein and shall be

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limited to the particular instance expressly set forth. Borrower hereby acknowledges and confirms that it is the intent of Borrower that the Pledge Agreement, will continue to secure, to the fullest extent provided thereby, the payment and performance of all Obligations, including, without limitation, the payment and performance of all Obligations of Borrower now or hereafter existing under or in respect of the Loan Agreement, and all other Loan Documents.

Balance of Page Intentionally Left Blank

Signature Page Follows

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Loan and Security Agreement as of the date set forth above.

BORROWER:

GLOBAL ENERGY, INC, an Ohio corporation

By:	/s/ H. H. Graves
Name:	H. H. Graves
Title:	President and Chief Executive Officer

LENDER:

LASALLE BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ James D. Chiarelli
Name:	James D. Chiarelli
Title:	First Vice President

Acknowledgement and Reaffirmation

The undersigned hereby acknowledge receipt of a copy of the First Amendment to Loan Agreement dated as of April 14, 2006 (the “Amendment”) to which this Acknowledgement and Reaffirmation is attached and affirm that nothing contained therein shall modify in any respect whatsoever the provisions and terms of that Negative Pledge Agreement dated as of April 14, 2005 (the “Negative Pledge”) between the undersigned and LaSalle Bank National Association, and hereby ratifies the Negative Pledge and reaffirms that the Negative Pledge is and shall continue to remain in full force and effect with respect.

IN WITNESS WHEREOF, the undersigned has executed this Acknowledgement and Reaffirmation on and as of the 14th day of April, 2006.

WABASH RIVER ENERGY, LTD., an Indiana corporation

By:	/s/ H.H. Graves
Name:	H.H. Graves
Title:	Director

LaSalle Bank N.A. 135 South LaSalle Street Chicago, IL 60503 FAX: (312) 904-1994 Commercial Banking

4.(a)(ii)(c) Supplemental

December 21, 2005

Harry H. Graves

President and CEO

Global Energy, Inc.

312 Walnut St.

Suite 2650

Cincinnati, OH 45202

Dear Harry:

LaSalle Bank N.A. (“LaSalle”) is pleased to submit this letter confirming our renewal of the Global Energy “Bridge” Loan, with a new maturity date of April 14th, 2006. The facility will continue to be secured by a first priority, perfected lien on the 50 million tons of coal reserves currently owned by the Company in Vigo County, IN, in addition to a blanket lien on all assets of the Company. We believe the renewal fee noted below is very competitive based on current market conditions. We look forward to continuing our work with you and Global Energy to progress the SNG Export, LLC transaction to a financing.

Borrower:	Global Energy, Inc. (the “Company”)

Lender:	LaSalle Bank, National Association (the “Bank”)

Facility:	$4,000,000 Bridge Loan Credit Facility (the “Bridge” or the “Facility”). Currently fully funded.

Purpose:	To pay for pending bond underwriting and financing expenses and provide for general working capital and maintenance needs that arise during the Bridge period from maintaining the IGCC plant.

Maturity:	April 14th, 2006.

Amortization:	The Bridge Facility Interest will be payable monthly in arrears. All principal and any remaining interest payment is due in full upon the earlier to occur of the contemplated $140 million SNG Export, LLC Bond Issuance, a Global Energy IPO, or Maturity of the Bridge Facility.

Interest Margin:	Outstanding amounts shall accrue interest at the rate of the Bank’s Prime Commercial Lending Rate + 200 basis points, payable at the earlier to occur of the contemplated Bond Issuance or Maturity of the Bridge Facility. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.

Unfunded Commitment Fee:	N/A (Facility is fully funded).

Upfront Fee:	One time renewal fee of 100 basis points on the total Facility amount, equaling $40,000 payment due upon acceptance of this letter.

Security:	The Facility shall be secured by a first priority, perfected lien on the 50 million tons of coal reserves currently owned by the Company in Vigo County, IN, in addition to a blanket lien on all assets of the Company.

Documentation:	The Facility is documented with an existing Credit Agreement between the Company and the Bank.

Prepayments:	Upon three (3) business days notice, the Borrower may permanently reduce the Facility in an amount not less than $250,000 and in integral multiples of $250,000 in excess thereof.

Representations & Warranties:	As per Credit Agreement.

Legal Council:	Katten Muchin Zavis Rosenman

Governing Law:	State of Illinois.

LaSalle Bank is extremely interested in continuing to providing the subject Bridge Facility. We have built our reputation on being responsive and providing flexible services that cater to the needs of our customer base and look forward to continuing our work together.

Sincerely,

/s/ James D. Chiarelli
James D. Chiarelli First Vice President

NEGATIVE PLEDGE LETTER AGREEMENT

April 14, 2005

LaSalle Bank National Association

135 South LaSalle Street

Chicago, Illinois 60603

Re:	Term Loan to Global Energy, Inc., an Ohio corporation (“Borrower”)

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated as of April 14, 2005 (as the same may from time to time be amended, supplemented, restated or otherwise modified, the “Loan Agreement”) by and between Borrower and LaSalle Bank National Association (“Bank”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

We are a wholly-owned Subsidiary of the Borrower and as such, we will benefit directly and indirectly from the extension by you of credit accommodations to the Borrower. In consideration of the foregoing and at the request of the Borrower, we hereby each undertake to and agree with you as follows:

1. Unless and until all Obligations have been irrevocably and unconditionally paid in full (the period from the date of this letter to the date of such payment being called the “Security Period”) we shall not, without your prior written consent, which consent you will be entitled to withhold in your sole and absolute discretion, suffer or permit, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon, over or with respect to any of our property or assets (including any Capital Securities owned or held by us, including any Capital Securities with respect to SG Solutions (the “Shares”)), whether now held or hereafter acquired by us, or on any warrant, rights, moneys or other property (and dividends or other distributions and interest paid or payable thereon) accruing or acquired by us at any time and from time to time by way of redemption, bonus, preference, option rights or in substitution for any of the Shares or any derivatives thereof or any moneys for the time being or from time to time forming part of the net proceeds of sale of any of the Shares and any investments for the time being or from time to time representing the same and the share certificates relating to the Shares other than in each such case any Lien created by us in your favor.

2. The failure by us to comply with our undertakings contained in this letter shall constitute an immediate Event of Default under the Loan Agreement.

3. We hereby represent and warrant to you as at the date hereof, and as a continuing warranty during the Security Period that:

(a) We are a corporation duly incorporated, validly existing and in good standing under the laws of Indiana and have the power and authority to carry on our business as presently conducted, to own our property and assets and to enter into this letter;

(b) We have full corporate power, authority and capacity to make, perform, execute and deliver this letter and have taken all necessary corporate and other action to authorize the execution, delivery and performance of it;

(c) We have taken all necessary corporate action and other action to authorize the persons who have executed and delivered this letter to execute and deliver the same and thereby bind us to all the terms and conditions of it and to act for and on our behalf as contemplated hereby;

(d) This letter constitutes our legal, valid and binding obligations enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally, and the effect of general principles of equity;

(e) To our knowledge, and without having made specific inquiry, the execution and delivery of, the performance of obligations under, and compliance with the provisions of this letter by us will not (i) contravene any existing applicable law, statute, decree, rule, order or regulation in any jurisdiction to which we or any of our assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative or government authority in any jurisdiction applicable to it or any of its assets or revenues; (ii) conflict with or result in any breach which would be material in the context of this letter of any of the terms, covenants, conditions or provisions of, or constitute a default under, any existing document, instrument or agreement to which we are a party or which is binding upon us or our assets or revenues; or (iii) contravene or conflict with any provision of our constitutional documents;

(f) No authorizations, approvals, licences and consents of any governmental authority, bureau or agency in the jurisdiction in which we are incorporated or, to our knowledge and without having made specific inquiry, elsewhere are required under current applicable law to be obtained by us to enable us to carry on our business (save for those authorizations, approvals, licences or consents which we have obtained and which are in full force and effect) or in connection with the execution, delivery or performance of this letter or, to our knowledge, and without having made specific inquiry, to ensure the legality, validity, enforceability or admissibility in evidence hereto or thereof;

(g) We are not (or with the giving of notice or lapse of time or the making of any relevant determination or the fulfillment of any other condition or any combination of the foregoing would be) in breach of or in default under any document, instrument or agreement to which we are a party or which is binding on us or our assets or revenues which breach or default could reasonably be expected to have a material adverse effect upon our ability to perform our obligations under this letter; and

(h) no litigation, arbitration or administrative procedure is taking place, pending or, to our knowledge, threatened against any of us or any of our assets which, in any such case, would have a material adverse effect on our business, assets or financial condition or our ability to perform our obligations under this letter.

This letter shall be read and construed in accordance with the laws of the state of Illinois.

This letter is a deed and may be executed and delivered in one or more counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

- Remainder of Page Intentionally Left Blank -

[Signature Page Follows]

Each undersigned further acknowledges that Bank is relying on the representations, warranties and agreements contained in this Negative Pledge Letter Agreement in agreeing to continue and extend the Term Loan to Borrower.

Very truly yours,

WABASH RIVER ENERGY, LTD., an Indiana corporation

By:	/s/ H.H. Graves
Name:	H.H. Graves
Title:	President

ACKNOWLEDGED AND ACCEPTED as of the year and date first written above:

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ James D. Chiarelli
Name:	James D. Chiarelli
Title:	Vice President

Negative Pledge Agreement

(LaSalle/Global Energy)